Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2022 EARNINGS

▪	Pretax income of $29.3 million, compared to $7.9 million in the prior year period
▪	Net income of $21.1 million, or $0.75 per diluted share
▪	New contract purchases of $410.0 million
▪	Each of the above represent all-time quarterly records since our inception in 1991

LAS VEGAS, NV, April 18, 2022 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $21.1 million, or $0.75 per diluted share, for its first quarter ended March 31, 2022. This compares to net income of $5.2 million, or $0.21 diluted share, in the first quarter of 2021.

Revenues for the first quarter of 2022 were $74.4 million, an increase of $11.3 million, or 17.8%, compared to $63.1 million for the first quarter of 2021. Total operating expenses for the first quarter of 2022 were $45.0 million compared to $55.2 million for the 2021 period for a decrease of $10.1 million, or 18.4%. Pretax income for the first quarter of 2022 was $29.3 million compared to pretax income of $7.9 million in the first quarter of 2021, an increase of 269.2%.

During the first quarter of 2022, CPS purchased $410.0 million of new contracts compared to $328.0 million during the fourth quarter of 2021 and $205.5 million during the first quarter of 2021. The Company's receivables totaled $2.324 billion as of March 31, 2022, an increase from $2.209 billion as of December 31, 2021 and $2.119 billion as of March 31, 2021.

Annualized net charge-offs for the first quarter of 2022 were 3.3% of the average portfolio as compared to 6.3% for the first quarter of 2021. Delinquencies greater than 30 days (including repossession inventory) were 8.52% of the total portfolio as of March 31, 2022, as compared to 7.77% as of March 31, 2021.

“I’m proud to report on the best quarterly results in the 31-year history of the Company”, said Charles E. Bradley, Jr., President and Chief Executive Officer. “Our first quarter originations volume was 25% greater than the fourth quarter of 2021 and approximately double the volume from the first quarter of 2021. We continue to see strong metrics in credit performance and are looking forward to the remainder of 2022.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, April 19, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3771614.

A replay of the conference call will be available between April 19 and April 26, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3771614. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2022	2021
Revenues:
Interest income	$70,060	$66,093
Mark to finance receivables measured at fair value	2,400	(4,417)
Other income	1,906	1,436
	74,366	63,112
Expenses:
Employee costs	22,152	20,159
General and administrative	8,231	7,748
Interest	16,400	20,946
Provision for credit losses	(9,400)	–
Other expenses	7,655	6,315
	45,038	55,168
Income before income taxes	29,328	7,944
Income tax expense	8,213	2,780
Net income	$21,115	$5,164

Earnings per share:
Basic	$0.99	$0.23
Diluted	$0.75	$0.21

Number of shares used in computing earnings per share:
Basic	21,221	22,741
Diluted	28,197	24,967

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$21,726	$29,928
Restricted cash and equivalents	164,550	146,620
Finance receivables measured at fair value	1,903,857	1,749,098

Finance receivables	186,745	232,390
Allowance for finance credit losses	(45,001)	(56,206)
Finance receivables, net	141,744	176,184

Deferred tax assets, net	18,913	19,575
Other assets	26,760	38,173
	$2,277,550	$2,159,578

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$56,988	$43,648
Warehouse lines of credit	147,026	105,610
Residual interest financing	49,434	53,682
Securitization trust debt	1,813,478	1,759,972
Subordinated renewable notes	26,756	26,459
	2,093,682	1,989,371

Shareholders' equity	183,868	170,207
	$2,277,550	$2,159,578

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2022	2021

Contracts purchased	$409.96	$205.48
Contracts securitized	330.00	245.00

Total portfolio balance	$2,324.35	$2,119.07
Average portfolio balance	2,273.48	2,138.66

Allowance for finance credit losses as % of fin. receivables	24.10%	17.88%

Aggregate allowance as % of fin. receivables (1)	24.50%	19.06%

Delinquencies
31+ Days	7.39%	6.34%
Repossession Inventory	1.13%	1.43%
Total Delinquencies and Repo. Inventory	8.52%	7.77%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	0.84%	12.63%
Fair Value portfolio	3.53%	4.61%
Total portfolio	3.29%	6.30%

Recovery rates (2)	61.4%	43.3%

	For the
	Three months ended
	March 31,
	2022		2021
	$ (3)	%(4)	$ (3)	%(4)
Interest income	$70.06	12.3%	$66.09	12.4%
Mark to finance receivables measured at fair value	2.40	0.4%	(4.42)	-0.8%
Other income	1.91	0.3%	1.44	0.3%
Interest expense	(16.40)	-2.9%	(20.95)	-3.9%
Net interest margin	57.97	10.2%	42.17	7.9%
Provision for credit losses	9.40	1.7%	–	0.0%
Risk adjusted margin	67.37	11.9%	42.17	7.9%
Core operating expenses	(38.04)	-6.7%	(34.22)	-6.4%
Pre-tax income	$29.33	5.2%	$7.94	1.5%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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